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                                                              EXHIBIT 99


                AGREEMENT FOR PURCHASE AND SALE OF ASSETS



     THIS AGREEMENT is dated effective September 5, 1996, and is entered into by and between IRT Industries, Inc., a Florida corporation ("Purchaser") and Inmobiliaria La J Tres Sociedad de Responsabilidad Limitada ("Seller").

                            R E C I T A L S :

     1. Seller is the authorized user of a gaming license ("License") issued by the government of Costa Rica for casino operations at the following identified Hotel, furniture, fixtures and equipment related to the operation of the casino under such Gaming License, and a lease with the Hotel Barcelo Playa Tambor ("Hotel"), Puntarenas, Costa Rica all as to Casino Bahia Ballena, S.A., a Costa Rican corporation (collectively the "Assets"); and

     2. Seller wishes to sell, and Purchaser wishes to purchase the Assets, with the exception of the License, of which Purchaser wishes to have exclusive use, but which will be considered a part of the Purchase Price, upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, terms and conditions herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1. RECITALS, EXHIBITS AND SCHEDULES. All of the above recitals are true, correct and complete, as well as each exhibit and schedule attached hereto, which are incorporated herein by reference.

2. PURCHASE AND SALE. Purchaser agrees to purchase from Seller, and Seller agrees to sell and deliver to Purchaser (hereinafter the "Sale"), on the "Closing" (hereinafter defined) the Assets with the exception of the License, of which Purchaser shall have exclusive use. Seller represents and warrants that, among other things, the Assets to be conveyed to Purchaser by Seller at Closing will be free and clear of any and all liens, encumbrances, claims or demands, except as both disclosed and otherwise provided for herein.


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3.   PURCHASE PRICE.  The purchase price for the Assets is the sum of $700,000, which will be paid by the Purchaser to the Seller as provided below ("Purchase Price").

4. PAYMENT OF PURCHASE PRICE. The Purchase Price, shall be paid to Seller as follows:

     The purchase price of $700,000 shall be payable, and paid, in the form of Common Stock to the Purchaser as follows: the parties agree that, based upon the average recent trading sales price of the Common Stock of $6.00 per share, a total of 116,666 shares of Common Stock are due to the Seller in connection with the transaction. However, due to the pending issuance of 50,000 shares of Common Stock in the Company to Humberto Jenkins Berenes, the Seller shall receive 66,666 shares. The 66,666 "Shares" to be issued by Purchaser to Seller shall be issued as soon as practicable to the Seller and shall be issued in accordance with Regulation S of the U.S. Securities and Exchange Commission.

5. LICENSE. Seller represents to the Purchaser that the License shall permit the Purchaser to operate and otherwise commercially exploit, a casino gaming facility at the Hotel. Furthermore, Purchaser shall be entitled to the exclusive use of said License for the aforementioned purposes for the duration of occupation of the premises. Seller shall fully cooperate with the Purchaser in the utilization by the Purchaser of the License including, without limitation, the following: (i) Purchaser shall be deemed to have the exclusive right to use said License and to exploit the same for commercial purpose, and Seller shall not transfer any interest, place any lien, or otherwise encumber the License in any way; (ii) Seller shall execute any and all documents requested by Purchaser and legal counsel to Purchaser in connection with the License; and (iii) Seller shall not conduct any business or other activities other than acting in full cooperation with the Purchaser.

6. CLOSING AND CERTAIN RELATED MATTERS. A. Closing Date. The date for the closing of the Sale (herein "Closing") shall be deemed effective the date first written above, unless the parties agree otherwise in writing.

     B. Instruments of Conveyance and Transfer. At Closing: (i) Seller shall deliver to Purchaser a bill of sale and assignments for the Assets in forms satisfactory to Purchaser and containing, among other things, full warranties of title to vest in Purchaser good, absolute and marketable title to the Assets, free and clear of all liens, charges and encumbrances whatsoever, except as otherwise provided herein, and such


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other instruments required herein; (ii) Seller shall take and complete all such requisite steps to put Purchaser in actual possession, operation and control of the Assets; and (iii) Purchaser shall deliver to Seller the Shares.

     C. Conditions Precedent to the Closing. (i) By Purchaser. The obligation of Purchaser to consummate this Agreement shall be subject to, and conditioned upon, the satisfaction, at or prior to Closing, of each of the following conditions, and as otherwise provided in this Section, except to the extent of any waiver by Purchaser in writing signed by Purchaser:

                   (1) Compliance with Agreement. Seller shall have performed and complied with all covenants and Agreements of Seller hereunder, and satisfied all conditions hereunder, that Seller is required by this Agreement to perform, comply with, or satisfy before or at Closing, and all actions, proceedings, instruments and documents required of Seller to carry out the terms of this Agreement shall have been duly delivered to Purchaser.

                   (2) Adverse Changes. No event shall have occurred between the date of this Agreement and the Closing date which has or might reasonably have a material adverse affect on the Assets.

                   (3) Representations. The express and implied representations of Seller hereunder, which shall be deemed (i) to have been made as of the date of this Agreement and also on the Closing date and
                              (ii) to continue and survive the Closing, shall be true, complete and correct.

                   (4) Approval by Legal Counsel. All actions, proceedings, instruments and documents required of Seller to carry out the terms of this Agreement, or incidental hereto, and all other related legal matters, shall have been approved by legal counsel of Purchaser.

                   (5) Errors, Etc. Purchaser shall not have discovered any material error, misstatement or omission of Seller

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                              hereunder or in any information, schedule or
                              exhibit delivered to Purchaser.

                   (6) Seller's Performance. All of the terms and conditions of this Agreement to be complied with and performed by Seller on or before the Closing shall have been complied with and performed.

(G) Exhibits and Schedules. Except as otherwise provided herein, Seller shall prepare and deliver all of the exhibits and schedules, stated herein as attached hereto.

(ii) By Seller. The obligation of Seller to consummate this Agreement shall be subject to and conditioned upon the satisfaction, at or prior to Closing, of each of the following conditions, except to the extent of any waiver by Seller in writing signed by Seller:

(A) Compliance with Agreement. Purchaser shall have performed and complied with all covenants and agreements of Purchaser hereunder, and satisfied all conditions hereunder, that Purchaser is required by this Agreement to perform, comply with, or satisfy before or at Closing.

(B) Purchase Price. Purchaser shall have delivered the shares or confirmation of the delivery authorization within 30 days of the date first written above.

     D. Transition. Seller shall aid and assist Purchaser in the transition of ownership of the Assets.

7. CERTAIN REPRESENTATIONS OF SELLER. As a material inducement to Purchaser to enter into this Agreement and perform hereunder, Seller hereby represents to Purchaser, in addition to such other representations contained elsewhere herein, the following:

     A. Absence of Specified Changes. Except as provided herein, Seller has not, and from the date hereof to and including the Closing, Seller will not have (as to the Seller, and the Assets as the context permits): (i) mortgaged, pledged, subjected to lien, charged, encumbered or granted a security interest, tangible or intangible; (ii) suffered any damage, destruction or loss (whether or not covered by insurance) or waived any rights of substantial value in respect thereof; (iii) entered into any transaction other than in the ordinary course of business; (iv) experienced any

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material adverse change or event; (v) incurred any obligations or liabilities, except current liabilities in the ordinary course of business; (vi) made any amendment or termination of any contract, agreement or license, except in the ordinary course of business; or (vii) sold or transferred any of its assets.

     B. Liabilities. Except as disclosed herein, Seller has no debts, contracts, liabilities or obligations of any kind, character or description, whether accrued, absolute, contingent or otherwise, or due or to become due, for which Purchaser shall in any way be directly or indirectly subject to or liable for. Seller represents that Purchaser shall not be liable for any liabilities or obligations of Seller, and Seller hereby agrees to indemnify and hold Purchaser harmless from all liabilities and obligations.

     C. Taxes. Within the times and in the manner prescribed by law, Seller has filed all government assessments and penalties due and payable. There are no present disputes as to taxes, of any nature, payable by Seller.

     D. Litigation. There is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation, pending or threatened against or by (as the context permits) the Assets, or Seller; nor is Seller aware of any facts which has or may result in any action, suit or proceeding against Purchaser in respect of the Assets.

     E. Title To and Condition of Assets. Seller has good, absolute and marketable title to all property being sold to Purchaser pursuant to this Agreement.

     F. Compliance with Law and Other Instruments. Seller is a duly organized, validly existing corporation in good standing in Costa Rica. Seller is not in violation or default of any term or provision of any law, charter, bylaw, mortgage, indenture, contract, agreement, lease, instrument, judgment, decree, order, statute, rule, regulation or ordinance, and the execution, delivery and performance of, and compliance with, this Agreement will not result in the violation of, or be in conflict with, or constitute a default under, any such term or provision or result in the creation of any mortgage, lien, encumbrance, or charge upon any of the Assets pursuant to any such term or provision.

     G. Disclosure. To the best of Seller's knowledge, no representation or warranty by Seller contained, reflected or referred to in this Agreement contains, or will contain, any untrue statement of material fact or omits or will omit to state any material fact (of which Seller has knowledge or notice) otherwise required to make

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the statements herein not misleading.  Seller has no knowledge of any materially adverse matter or thing (threatened or existing) relative to the condition, financial or otherwise, of the Assets or its prospects, not disclosed in this Agreement.

     H.   Subsidiaries.  Seller has no subsidiaries.


     I. Regulation S. Seller agrees that Seller has received an offer to receive the Shares identified herein, offshore of the U.S.A. and has purchased the securities offshore of the U.S.A. Neither the Seller nor any officer, Director, owner or controlling person is a resident or citizen of the U.S.A. The Seller has received this document prior to purchasing the Securities, or any negotiations in connection with same. The Seller has received a copy of, has read, and understands Regulation S. The Seller understands that Regulation S applies to this transaction and that the Seller has restrictions and limitations applicable to the securities including, without limitation a restriction of resale for at least 40 days from the Closing. The securities have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the U.S.A. or to persons in the U.S.A. unless the securities are registered under said Act or an exemption from the registration requirement of the Act is available. The Seller understands and agrees that any requirement to register these securities in Costa Rica are the responsibility of the Seller.

8. NATURE AND SURVIVAL OF REPRESENTATIONS. All statements herein, or in any other document delivered by or on behalf of Seller for information or reliance by Purchaser pursuant to this Agreement, shall be deemed representations by Seller and incorporated herein. All such representations shall also be true, complete and correct as of the Closing date as if made on that date and shall survive the Closing, and any inspection or investigation made by Purchaser or Purchaser's representatives.

9. INDEMNIFICATION. Seller hereby agrees to indemnify and hold harmless Purchaser at all times from and after the Closing against and in respect of 110% of any damages, including any claims, actions, demands, losses, costs, expenses, obligations, liabilities (joint or several), interest, penalties, reasonable attorneys' fees through appeals (including without limitation, attorneys' fees incurred in investigating or in attempting to avoid such damages or in opposing the imposition thereof or in enforcing this indemnification), resulting to the Purchaser from: (i) any inaccurate representation of Seller made under this Agreement; (ii) breach by Seller of any of Seller's representations; (iii) breach or default in the performance by Seller of any of the covenants or agreements hereunder applicable to Seller, or in any


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agreement executed pursuant to this Agreement; (iv) any undisclosed debts, liabilities or obligations of Seller whether accrued, absolute, contingent or otherwise, or due or to become due; and (v) any actions, suits, appeals, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees through appeals, incident to the foregoing.

10. ACCESS TO ASSETS AND RECORDS. From and after the date of this Agreement, Seller shall afford to Purchaser, and Purchaser's legal counsel, accountant and other authorized representatives, free and full access to the properties, books and records of Seller and all such other items of Seller or within Seller's control discussed herein in order for Purchaser to have a full opportunity to make whatever inspections and investigations Purchaser shall desire of the affairs of Seller, provided that such inspections and investigations shall not unreasonably interfere with the operations of Seller. Any such inspections and investigations shall not constitute a waiver or relinquishment by the Purchaser of Purchaser's right to rely upon the (implied and express) covenants and representations of Seller and Seller's affiliates as made herein or pursuant hereto.

11. PUBLICITY. All notices to third parties and all other publicity concerning the Sale prior to Closing, except as necessary to consummate this Agreement, shall be jointly planned and coordinated by, and between, Purchaser and Seller and following the Closing only Purchaser will be permitted to effect any publicity, with Seller to cooperate.

12. EXCUSE OF PERFORMANCE - RISK OF DAMAGE. Prior to Closing, risk of damage, loss, destruction or theft of any of the Assets shall be on Seller, and in the event any material damage to the Assets occurs prior to Closing, Purchaser, at Purchaser's discretion, shall be entitled to (i) cancel this Agreement, and (ii) a return of any and all deposits made, and all parties shall thereupon be relieved of all further obligations to each other hereunder.

13. MISCELLANEOUS PROVISIONS. A. Gender. Wherever the context shall require, all words herein in the masculine gender shall be deemed to include the feminine or neuter gender, all singular words shall include the plural, and all plural shall include the singular.

     B. Severability. If any provision hereof is deemed unenforceable by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in other circumstances shall not be affected thereby.

     C.   Further Cooperation.  From and after the date of this Agreement, each

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of the parties hereto agrees to execute whatever additional documentation or instruments as are necessary to carry out the intent and purposes of this Agreement or to comply with any law.

     D. Waiver. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the waiving party. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein, shall not be construed as a waiver or relinquishment of any other condition, promise, agreement or understanding set forth herein or of the right to insist upon strict performance of such waived condition, promise, agreement or understanding at any other time.

     E. Expenses. Except as otherwise provided herein, each party hereto shall bear all expenses incurred by each such party in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation thereof.

     F. Amendment. This Agreement may only be amended or modified at any time, and from time to time, in writing, executed by the parties hereto.

     G. Captions. Captions herein are for the convenience of the parties and shall not affect the interpretation of this Agreement.

     H. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     I. Assignment. This Agreement is freely assignable by Purchaser. On any such assignment, Seller shall look solely to the assignee for the obligations of Purchaser hereunder. Seller shall not assign this Agreement.

     J. Parties in Interest. Provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Purchaser and Seller, their heirs, executors, administrators, other permitted successors and assigns, if any. Nothing contained in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation over, or action against, any party to this Agreement.

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     K.   Entire Agreement.  This Agreement and the exhibits attached hereto constitute the entire agreement and understanding of the parties on the subject matter hereof and supersede all prior agreements and understandings.

     L. Construction. This Agreement shall be governed by the laws of the State of Florida, U.S.A., without reference to conflict of laws and the venue for any action, claim or dispute in respect of this Agreement shall be such court of competent jurisdiction as is located in Broward County, Florida. The parties agree and acknowledge that each has reviewed this Agreement and the normal rule of construction that agreements are to be construed against the drafting party shall not apply in respect of this Agreement given the parties have mutually negotiated and drafted this Agreement.

     M. Attorneys' Fees. In the event either party seeks to enforce this Agreement, whether or not through litigation, the prevailing party shall be entitled to receive reasonable attorneys' fees through appeals and all costs and expenses incurred in connection with such enforcement, including fees, costs and expenses of appeals.

     N. Cooperation. The parties hereto agree to cooperate with one another in respect of this Agreement, including reviewing and executing any document necessary for the performance of this Agreement, to comply with law or as reasonably requested by any party hereto, or legal counsel to any party hereto.

     O. Independent Legal Counsel. The parties hereto agree that (i) each has retained independent legal counsel in connection with the negotiation, preparation and execution of this Agreement, (ii) each has been advised of the importance of retaining legal counsel, and (iii) by the execution of this Agreement, each party who has not retained independent legal counsel acknowledges having waived such right. Notwithstanding the foregoing, it is hereby acknowledged that the law firm of Rossi & Associates, Attorneys, P.A. has acted as legal counsel to Purchaser only.

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